Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form SB-2 of Jurak Corporation World Wide, Inc. of our report dated July 9, 2004 relating to the balance sheet of Jurak Corporation World Wide, Inc. as of May 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for the year then ended, which report is included in the May 31, 2005 annual report on Form 10-KSB of Jurak Corporation World Wide, Inc..

s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

July 26, 2006